Exhibit 23

             Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technitrol, Inc.:

      We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, and
333-64060) on Form S-8 of Technitrol, Inc. of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 31, 2004 and December 26, 2003, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Technitrol, Inc. Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and a change in its method of accounting for equity compensation in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure.


/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2005